Exhibit 99.1

Media contact: Scott Earle 206-233-2070 scott.earle@tgcoffee.com

TULLY’S COFFEE NAMES CATHY CAMPBELL AS CHIEF

FINANCIAL OFFICER AND CONTROLLER

Seattle, Wash. – March 3, 2011 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced that Cathy Campbell has been named Chief Financial Officer and Controller. Campbell will be responsible for all aspects of Tully’s finance and accounting operations.

Campbell originally joined Tully’s in October 2010 as Controller and has been managing all aspects of the financial accounting cycle during that time. Her promotion to CFO is effective as of February 28, 2011. Campbell will replace Howard Mendelsohn, who had been serving as Tully’s interim CFO since June 2010.

“We are very excited to have the opportunity to promote Cathy to her new role on our senior leadership team,” said Carl W. Pennington, President and Chief Executive Office. “The combination of Cathy’s overall business acumen, acute attention to detail, experience with other public retail companies and personable management style will make her an outstanding addition to the Tully’s team.”

Prior to joining Tully’s, Campbell worked for Organic to Go Food Corporation where she served as Corporate Controller and was recognized for her cash handling policies and detailed SEC reporting and management. She has also served as Director of External Reporting and Corporate Controller for other Seattle-based, publicly-traded companies, Cray Inc. and drugstore.com, respectively. She started her career in accounting in the Anchorage, Alaska office of KPMG, LLP.

Campbell graduated from the University of Alaska – Anchorage with a Bachelor of Business Administration and a Major in Accounting.

ABOUT TC GLOBAL, INC.:

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at nearly 600 branded retail locations globally, including more than 200 in the United States. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S, in Seattle, WA. For more information: (800) MY-TULLY or TullysCoffeeShops.com.

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